UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 30, 2015

iWallet Corporation

(Exact name of small business issuer as specified in its charter)

Nevada	27-1830013
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

7394 Trade Street, San Diego, California 92121
(Address of principal executive offices)

1-800-508-5042
(Issuer’s telephone number)

_____________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 – Securities and Trading Markets

Item 3.02. Unregistered Sales of Equity Securities

On June 30, 2015, we approved an issuance of Secured Convertible Debentures (the “Debentures”) totaling $120,000 to a total of four (4) investors, including one affiliate who subscribed for a $50,000 Debenture. The sale of these debentures was a follow-on offering to the $372,500 in Debentures we issued on May 7, 2015. The terms of the Debentures issued in this offering are identical to those of the Debentures issued on May 7, 2015. The Debentures bear interest at a rate of eight percent (8%) per year, with interest payments due semi-annually beginning on October 31, 2015. The Debentures mature on April 30, 2017. The Debentures are convertible at any time, in whole, to shares of our common stock at a conversion price of $0.15 per share. The conversion price is subject to adjustment for stock splits, stock dividends, and other capital reorganizations. Under the terms of the Debentures, we may not pay dividends or incur aggregate additional indebtedness in excess of $50,000 without the consent of the Debenture holders. The Debentures are secured by a security interest in substantially all of our assets, including our intellectual property. The form of the Debentures is filed herewith as Exhibit 10.1 and should be reviewed in its entirety for additional information.

Our offer and sale of the Debentures was exempt from registration under Rule 903 of Regulation S. The Debentures were offered solely to residents of Canada and all sales were made to buyers located in Canada. No directed selling efforts were made in the United States by us, a distributor, or any of our respective affiliates or anyone acting on their behalf. In Canada, the offer and sale of the Debentures was exempt from registration under National Instrument 45-106 and was made solely to accredited investors as defined thereunder.

Section 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits

Exhibit No.	Description
10.1	Form of Secured Convertible Debenture

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

iWallet Corporation

/s/ Jack Chadsey

Jack Chadsey

Chief Executive Officer

Date: July 13, 2015

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